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                                   EXHIBIT 5

            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]





                                 June 20, 1995



Bestway, Inc.
7800 Stemmons Freeway
Suite 320
Dallas, Texas 75247

Ladies and Gentlemen:

         We have acted as counsel to Bestway, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission, relating to 225,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, reserved for issuance under the Bestway, Inc. Incentive Stock Option Plan.

         We have examined and relied upon originals or copies of such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company and other documents as we have deemed relevant and necessary for the purpose of rendering this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals and the conformity to original documents of all documents submitted to us as copies.

         On the basis of the foregoing examination and assumptions, and in reliance thereon, it is our opinion that, when sold in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement. This opinion may not be quoted without our prior written consent.

                                   Sincerely,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.